Exhibit 10.19

MATERIAL LIABILITY AGREEMENT                                       No. CL-090209


     The following Material Liability Agreement (MLA) between Suntron Corporation (Seller) and Ciralight Global, Inc. (Buyer) details individual company responsibilities related to all Purchase Orders and Forecast sent to and accepted by Seller. The term of this MLA is for one (1) year from the date of signature with the understanding that a completed corporate contract (Manufacturing Purchase Agreement, (MPA), is intended by the parties to be executed prior to expiration. Extensions of this MLA beyond the expiration date require mutual approval by Buyer and Seller for the term of the extension, excepting that Buyer's obligations under this MLA shall continue beyond its expiration for all purchases made during its term.

     1.   General

          a. Buyer agrees to identify all purchase orders and forecast data released to Seller with reference to this Material Liability Agreement and the No. identified above.
          b. Buyer shall be liable for all material ordered, and verifiable commitments to suppliers, up to individual components, minimum order quantities (MOQ's) and Non cancelable, Non returnable
               (NCNR) components, agreed to in writing, related to the full period of the accepted purchase order or Buyer approved forecast. Seller shall make commercially reasonable efforts to mitigate Buyer's liability by returning unneeded material to the supply chain.
          c. All shipments by Seller to Buyer will be FOB Seller's place of U.S. Production (dock) for domestic shipments, or Seller's San Diego-based freight forwarder for Seller's Mexican Plant shipments.
          d. Buyer requires Seller to order printed circuit board fabs on a quarterly basis in order to minimize scrap related to possible Buyer engineering changes, (if applicable) Buyer and Seller may agree, on a case-by-case basis, to other volumes and time periods, which will be agreed to in writing.
          e. Within seven (7) working days after notification by Buyer of an Engineering Change, Seller will evaluate the cost impact, and provide Buyer with information related to the cost impact, and gain final written approval from Buyer before implementing the change. Upon Buyer's written approval any obsolete material created by the engineering change will be invoiced to Buyer.
          f. Seller will identify to Buyer, by the 10th day of each month the system defined unconsumed material liability, where the buyer has a liability to purchase such items as described in 1 .b above. Buyer agrees to and shall purchase any and all material on-hand at Seller having zero demand requirements, as defined in 1 f. Zero demand is defined as having no demand for the next 6 months.
          g. Payment terms shall be net 30 days from the date of invoice from Seller, without any offset.

     2.   Cancellation / Agreement Expiration

          a. In the event that Buyer cancels a portion of or all of the demand defined by a Purchase Order or Forecast, Seller will use commercially reasonable efforts to minimize Buyer's material liability by attempting to return on-hand material that is still in acceptable industry packing and cancel all compliant on-order material requirements.
          b.   Buyer's   liability  will  be   substantiated   through   orders,
               forecasts,   or  other  documentation  from  Buyer  directing  or
               requiring that the material be purchased.
          c. Buyer shall be liable and accepts liability for any and all material not in industry packaging or otherwise un-returnable to the supplier.
          d. Buyer shall be liable and accepts liability for all MOQ's and NCNR material on-hand or on-order.
          e. Buyer is liable for any and all reasonable restocking charges and return freight related to return of on-hand material or costs related to order cancellations.
          f. Buyer is responsible for all finished goods in Seller's inventory at the quoted price per part number. WIP status will be reviewed and liability will be defined by mutual agreement at the standard cost defined in the quote plus any applied portion of the labor and OH costs as defined in the quote model.
          g. Seller will define Buyer's material liability within 30 days of cancellation notice.
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          h.   Buyer agrees to reimburse Seller the standard cost of the stocked and Work in Process (WIP)material plus ten (10) % material markup to cover Seller's acquisition, inventory management, picking and packaging costs. Seller shall provide sufficient proof of efforts to use excess material elsewhere and demonstrate that all push outs and cancellations were promptly executed upon..
          i. Buyer agrees to complete all audits and reconciliation of material within 30 days of material liability notification by Seller.
          j. Buyer agrees to pay Seller net 30 days from date of invoice for all invoices without any offset

SUNTRON CORPORATION                        CIRALIGHT GLOBAL, INC.


By: /s/ James C. Cogan                     By: /s/ Jeff Brian
   ----------------------------               ------------------------------
Name:  James C. Cogan                      Name:  Jeff Brian
Date:  4/02/09                             Date:  9/3/09
Title: VP Global Suppply                   Title: CFO/COO